Exhibit 99.1

For Immediate Release	Contact Information
Wednesday, April 19, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Names Marfa Basin Partner

     SAN ANTONIO -- April 19, 2006 -- The Exploration Company (Nasdaq:TXCO) today announced it has entered into an agreement with Continental Resources Inc., of Enid, Okla., for drilling and development of TXCO's West Texas shale prospect in the Marfa Basin.

     Under the agreement, Continental is to acquire a 50 percent working interest in the block for an undisclosed sum with closing scheduled to occur on or before Friday, April 21, 2006. Continental will serve as operator. A re-entry to test the Barnett and Woodford Shales is expected to begin during the second half of this year with a second well planned for late 2006.

     TXCO acquired a 100 percent working interest in oil and gas leases covering approximately 140,000 gross acres (135,000 net acres) in Presidio and Brewster counties of West Texas in late 2005. The block is approximately 250 miles northwest of TXCO's core, Maverick Basin acreage. Lightly explored, the Marfa Basin is geologically similar to other, gas-prone areas along the Ouachita Overthrust, such as the Fort Worth and Arkoma basins. It has excellent geochemical characteristics; thick shales ranging from 400 feet to 1,200 feet thick; high gas-in-place potential; is organically rich with good total organic carbon; and a thermally mature gas window. It is prospective for the Barnett and Woodford Shales and other plays.

     Continental Resources is an independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Midcontinent and Gulf Coast regions of the United States. The firm is focused on large, repeatable resource plays where horizontal drilling, advanced-fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations, including projects targeting the Bakken Shale, New Albany Shale, Lewis Shale, Floyd Shale and Woodford Shale formations. At Dec. 31, 2005, Continental's estimated proved reserves were 116.7 million barrels of oil equivalent. For the year ending Dec. 31, Continental generated revenues of $375.8 million with operating cash flows of $265.3 million.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

-- More --
Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

-- 30 --